Contact:  David B. Jordan
                                                            Vice-Chairman/CEO
                                                            (704) 637-6180

          SECURITY CAPITAL BANCORP ANNOUNCES INCREASED CASH DIVIDEND

     Salisbury, North Carolina (January 27, 1994) - Security Capital Bancorp (NASDAQ: SCBC) today announced a 10% increase in the cash dividend to be payable on March 1, 1994.

     David B. Jordan, Vice-Chairman and Chief Executive Officer, announced that on January 27, 1994 the Board of Directors of Security Capital declared a quarterly cash dividend of $.11 per share (a $.01 increase over the prior quarter's cash dividend of $.10 per share) payable on March 1, 1994 to shareholders of record at the close of business on February 15, 1994.

     On December 15, 1993, Security Capital and Fairfield Communities, Inc. entered a letter of intent concerning Security Capital's possible purchase from Fairfield of the outstanding stock of First Federal Savings and Loan Association of Charlotte, North Carolina. Security Capital and Fairfield have agreed to extend the letter of intent through February 18, 1994 so that additional due diligence and further negotiations may occur. Assuming a definitive agreement is reached and all conditions are satisfied, the acquisition would be consummated during the second or third quarters of 1994.

     Security Capital which is headquartered in Salisbury, North Carolina, operates 40 offices in 28 communities located in 11 counties in the south central and western Piedmont regions of North Carolina.

     As of December 31, 1993, Security Capital had total assets of approximately $929 million and total shareholders' equity of approximately $124 million. Its financial institution subsidiaries are Security Bank and Trust Company and OMNIBANK, SSB of Salisbury, North Carolina;
Citizens Savings, SSB, Concord, North Carolina and Home Savings Bank,
SSB, Kings Mountain, North Carolina. Security Capital's principal executive offices are located at 507 West Innes Street, Salisbury, North Carolina 28144; telephone number (704) 636-3775.

     Market prices for Security Capital's outstanding shares are quoted on the NASDAQ National Market System under the symbol "SCBC".